CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of The Charles Schwab Family of Funds of our reports dated February 18, 2020, relating to the financial statements and financial highlights, which appear in Schwab Government Money Fund, Schwab Treasury Obligations Money Fund and Schwab U.S. Treasury Money Fund’s Annual Reports on Form N-CSR for the year ended December 31, 2019. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

September 21, 2020